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                                                                   Exhibit 10.49

                              Employment Agreement

AGREEMENT (the "Employment Agreement" or this "Agreement") dated as of the 1st day of November, 2002, between First Allmerica Financial Life Insurance Company, a corporation having its principal office at 440 Lincoln Street, Worcester, Massachusetts 01653 (the "Company") and J. Kendall Huber ("Employee") residing at 170 Greystone Lane, Sudbury, Massachusetts 01776.

The Company and Employee hereby agree as follows:

        1. Employment. The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth. (As used throughout this Agreement, "Company" shall mean and include any and all of its present and future subsidiaries and affiliates.) Employee warrants that Employee is free to enter into and fully perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement which would restrict Employee's performance under this Agreement.

        2. Duties. Employee shall devote Employee's full time to the performance of services as a member of the newly established Office of the Chairman with duties as determined by the Chairman and as General Counsel of the Company and its subsidiaries and affiliates and provide such other services as may from time to time be designated by the Chairman of the Board of Allmerica Financial Corporation ("AFC") or the new permanent President and Chief Executive Officer of AFC, (the "Successor Chief Executive"). During the term of this Agreement, Employee's services shall be completely exclusive to the Company and Employee shall devote Employee's entire time, attention and energies to the business of the Company and the duties to which the Company shall assign him from time to time. Employee agrees to perform Employee's services well and faithfully and to the best of Employee's ability and to carry out the policies and directives of the Company. Employee agrees to take no action prejudicial to the interests of the Company during Employee's employment hereunder. Employee shall be based in Worcester, Massachusetts but Employee may be required from time to time to perform duties hereunder for reasonably short periods of time outside said area.

        3. Term. The term of this Agreement shall begin on November 1, 2002 and shall end on December 31, 2003 (the "Term"). The Company and the Employee may by mutual written agreement extend the Term of this Agreement.

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        4.      Compensation.

                i) Base Salary: During the period of Employee's employment under this Agreement, the Company shall pay Employee an annual salary rate of $375,000.00 payable bi-weekly, subject thereafter to periodic review by the Chairman of the Board and the Successor Chief Executive and the AFC Compensation Committee, and payable in accordance with the Company's payroll policy as in effect from time to time ("Base Salary").

                ii) Incentive Compensation: If an incentive or bonus
                    compensation program is made available to employees of the Company generally, Employee shall be entitled during the term hereof to participate in such program in accordance with the terms thereof, as such terms may be modified or amended by the Company from time to time; provided, however, that nothing contained herein shall obligate the Company to adopt or continue such an incentive or bonus compensation program. The Company hereby acknowledges that the Employee is a participant in the 2002 Short Term Incentive Compensation Plan and has a target goal of sixty percent (60%) of $325,000.00. Notwithstanding the provisions of the 2002 Short Term Incentive Compensation Plan, the Company agrees that your 2002 Short Term Incentive Compensation Award will be no less than $125,000.00 provided the business unit contribution from the Risk Management is at least $140 million dollars (the "2002 Bonus"). The Employee shall continue as a participant in the 2003 Short Term Incentive Compensation Plan at a target goal of seventy-five percent (75%) of $375,000.00.

                iii)AFC Stock Plan: Employee shall be eligible to participate in the Company's Long Term Stock Incentive Plan for 2003. The terms of such participation shall be determined in January of 2003.

        5. Walk Away Benefit. Between November 1, 2002 and July 1, 2003, the Employee, upon thirty (30) days written notice to the Company, terminate his employment with the Company, for any reason or for no reason, and Employee shall receive a severance benefit equal to $450,000.00, provided Employee executes a mutually acceptable Severance Agreement, which agreement would be in the same form required of other senior officers generally and contain a general release in favor of the Company.

        6. Waiver of January 13, 2000 Walk Away Benefit. Employee hereby agrees that the "walk away" benefit set forth in section 5 of a certain letter dated January 13, 2000 from Bruce C. Anderson to Employee is hereby waived and of no further force or effect.

        7. Severance Benefit. (a) If at any time the Company terminates Employee's employment pursuant to the provisions of Section 12(e), or the Employee terminates his employment pursuant to the provisions of Section 12(f), then Employee shall receive a severance benefit equal to $450,000.

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                (b) No severance benefit shall be payable under this Section 7 unless Employee executes a mutually acceptable severance agreement, which agreement would be in the same form required of other senior officers generally and include a general release in favor of the Company.

                (c) In the event Employee's employment is terminated pursuant to the terms of this section or Section 5, Employee shall be entitled to Executive Outplacement Assistance.

                (d) No severance agreement required under this Agreement shall require Employee to be subject to any non-competition, confidentiality, non-disclosure, non- solicitation, or services agreement except as set forth in this Agreement or to the extent Employee has previously agreed in writing to be subject to any such provisions.

        8. Retention Bonus. If Employee is actively employed at December 31, 2003, Employee shall receive a retention bonus equal to $350,000.00,(the "Retention Payment").

        9. Expenses. Employee shall be entitled to reimbursement for expenses reasonably incurred in connection with the performance of Employee's duties hereunder in accordance with such procedures as the Company may establish from time to time.

        10.     Vacation During Employment. Employee shall be entitled to four
                (4) weeks vacation during each calendar year.

        11. Additional Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, Employee shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, but the Company shall not be required to establish any such program or plan. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Employee.

        12. Termination of Employment. Employee's employment may be terminated prior to the expiration of the term of this Agreement under the following circumstances:

                (a) By the Company in the event of Employee's failure or refusal to satisfactorily perform the services required of Employee hereby, or to carry out any proper direction of the Board of Directors with respect to the services to be rendered by Employee hereunder or the manner of rendering such services, or

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                Employee's willful misconduct in the performance of Employee's duties hereunder, or Employee's commission of a felony;

                (b) By the Company upon 30 days' notice to Employee if Employee should be prevented by illness, accident or other disability from discharging Employee's duties hereunder for one or more periods totaling three months during any twelve-month period;

                (c) Except as otherwise provided in Section 12(a), by either the Company or Employee for any material breach by the other of the terms hereof, but only upon 30 days' written notice to the other specifying the breach relied on for such termination, and only if such breach has not been cured within such 30-day period; or

                (d) In the event of Employee's death during the term of Employee's employment, the Company's obligation to pay further compensation hereunder shall cease forthwith, except that Employee's legal representative shall be entitled to receive Employee's fixed compensation for the period up to the last day of the month in which such death shall have occurred.

                (e) By Company Other Than for Cause. Subject to the provisions of Section 7, Company may terminate Employee's employment hereunder other than for Cause at any time upon notice to Employee.

                (f) By Employee for Good Reason. After July 1, 2003, the Employee may terminate his employment hereunder for Good Reason, upon sixty (60) days written notice to Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by Employee:

                        (i) Material failure of Company to provide the Employee the Base Salary and benefits in accordance with the terms of Sections 4, 8, 10 and 11 hereof.

                        (ii) Material changes in Employee's responsibilities or authority.

                In the event of termination in accordance with this Section 12(f), Employee shall be entitled to the benefits set forth in
                Section 7.

        13. Confidentiality. Except in performance of services for the Company, Employee shall not, either during the period of Employee's employment with the Company or thereafter, use for Employee's own benefit or disclose to or use for the benefit of any person outside the Company, any information concerning any Intellectual Property, or other confidential or proprietary information of the Company, whether Employee has such information in Employee's memory or embodied in writing or other tangible form. All originals and copies of any of the foregoing, however and

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                whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company without in each instance first obtaining authorization of the Company, which authorization may be revoked by the Company at any time. Upon the termination of Employee's employment in any manner or for any reason, Employee shall promptly surrender to the Company all copies of any of the foregoing, together with any documents, materials data, information and equipment belonging to or relating to the Company's business and in Employee's possession, custody or control, and Employee shall not thereafter retain or deliver to any other person any of the foregoing or any summary or memorandum thereof.

        14.     Non-Competition Covenants:

        14.1 For as long as Employee is receiving Base Salary payments pursuant to the terms of this Agreement, Employee may not render services to or be otherwise employed by or associated with, or (except as a holder of a stock interest not to exceed 1 percent in the securities of publicly held and traded companies) interested in any person or entity which sells services or products competitive with those offered by Company.

        14.2 If Employee violates any of the covenants or agreements under this Section 14, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any other rights or remedies to which Company is or may be entitled.

        14.3 Employee and the Company are of the belief that the restrictions set forth in Section 14 are reasonable in view of the nature of the business the Company is engaged and proposes to engage, the state of its business development and Employee's knowledge of this business. However, if any provision(s) of this Section 14 should be adjudged unreasonable in any judicial proceeding, then such unreasonable provision(s) shall be modified so that this non-competition provision may be adjudged to be reasonable.

        15. Non-Solicitation Agreement. Employee agrees and covenants that Employee will not, unless acting with the Company's express written consent, directly or indirectly, during the term of this Agreement or for a period of two (2) years thereafter, solicit, entice away or interfere with the Company's contractual relationships with any customer, client, broker, officer or employee of the Company.

        16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon delivery or three days after having been mailed by first-class, registered or certified mail, or the next day after having been sent by overnight mail, as follows: (a) if to Employee, at the address shown at the

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                head of this Agreement or to such other person(s) or address(es)
                as Employee shall have furnished to the Company in writing; and
                (b) if to the Company, Attention: Chairman of the Board, with a copy to Bruce Anderson or to such other person(s) or address(es) as the Company shall have furnished to the Employee in writing.

        17. Assignability. In the event that the Company shall be merged with, or consolidated into, any other corporation, or in the event that it shall sell and transfer substantially all of its assets to another corporation or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the corporation or entity resulting from such merger or consolidation, or to which the Company's assets shall be sold and transferred. This Agreement shall not be assignable by Employee.

        18. Entire Agreement. This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof and there have been no oral or other prior agreements of any kind whatsoever as a condition, precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

        19.     Remedies.

        19.1 Subject to Section 19.2, any claim or controversy arising out of or relating to this Agreement, including (without limitation) a claim by Company that Employee has violated any one or more of the restrictions set forth in Sections 13, 14 or 15, shall be settled by arbitration before a single arbitrator in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If the arbitrator finds that a violation of the foregoing restrictions exits or is threatened he shall prescribe appropriate relief which may include an award that Employee desist from such violation, whether or not such an order would issue, in the circumstances, under the equity powers of a court. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

        19.2 Company shall have the right, which may be exercised in lieu of or in addition to the procedure set forth in Section 19.2, to submit a claim that Employee has violated any one or more of the restrictions set forth in Sections 13, 14 or 15 to any court of competent jurisdiction and Company will be entitled, in addition to any other remedies available to it from such court, to obtain injunctive relief from such court to enforce the terms of this Agreement. Employee, upon receipt of written notice of the institution of proceedings in such court, hereby agrees to submit to the jurisdiction of such court.

        20. Amendments. This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected except by written instrument executed by the Company and Employee.

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        21.     Severability. If any part of any term or provision of this
                Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstance shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement.

        22. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the Commonwealth of Massachusetts, without regard to conflict of law principles.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written,

                                        First Allmerica Financial Life Insurance
                                        Company

[Seal]                                  By: /s/ J. Kendall Huber
                                           ------------------------------------
                                              Its

                                        ---------------------------------------
                                        J. Kendall Huber, Employee